Issuer Free Writing Prospectus

Dated September 5, 2012

Filed Pursuant to Rule 433

Registration No. 333- 166762

CHURCH & DWIGHT CO., INC.

FREE WRITING PROSPECTUS

Church & Dwight Co., Inc. (the “Company”) filed a registration statement on Form S-3 (including a base prospectus) with the U.S. Securities and Exchange Commission (“SEC”) on May 12, 2010 and the registration statement became effective on May 12, 2010. Before you invest, you should read the base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The base prospectus, dated May 12, 2010, is available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/313927/000119312510117446/ds3asr.htm.

On September 5, 2012, the Company presented at Barclays Back-To-School Consumer Conference in Boston, Massachusetts. A copy of the presentation, as well as a replay of the discussion, is accessible by audio web cast via the Investor Relations section of the Company’s website at http://www.churchdwight.com. A copy of the presentation is attached hereto as Annex A.

Annex A Barclays Conference Presentation by: Jim Craigie, Chairman & CEO Matt Farrell, EVP & CFO September 5, 2012

Safe Harbor Statement
This presentation contains forward-looking statements relating to, among other things, the consummation, financing and impact of the Avid acquisition and anticipated associated cost savings; the effect of product mix;
earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margins; operating margins; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities;
capital expenditures; competition; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the
Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

1. Opening Remarks Jim Craigie
2. New Acquisition
3.  Top 10 TSR Drivers Jim Craigie
4. 2012 First Half Results       Matt Farrell
5.  2012 Outlook Matt Farrell
6.  Q&A Jim Craigie/Matt Farrell
Agenda
Jim Craigie

4 4 Key Take-Aways Today! Opening Remarks

5 Opening Remarks Excellent First Half 2012 Results 6.0% Organic Revenue Growth 6.7% EPS Growth

Opening Remarks
Strong First Half 2012 Results
Continued Tough Business Environment in 2012
Continued Weak Consumer Spending
Continued Volatility in Commodities
Continued Competitive Pressures
Continued Struggle for Retailers

7 Opening Remarks Strong First Half 2012 Results Continued Tough Business Environment in 2012 Aggressive But Achievable 2012 EPS Target • 9-10% Adjusted EPS Growth (Excluding Avid Acquisition)

Strong First Half 2012 Results
Continued Tough Business Environment in 2012
Aggressive But Achievable 2012 Targets
Exciting New Acquisition: Avid Health
•
Fast Growing VMS Business
•
Plays to CHD Strength
Opening Remarks

Agenda
1.
Opening Remarks
Jim Craigie
2.
New Acquisition
Jim Craigie
3.
Top 10 TSR Drivers
Jim Craigie
4.
2012 First Half Results
Matt Farrell
5.
2012 Outlook
Matt Farrell
6.
Q&A Jim Craigie/Matt Farrell

Announced Signing of a Stock Purchase Agreement With Avid
Health on 8/20/2012;  Expected to Close in Q4 2012
Purchase Price $650 Million
L’il Critters is the #1 Brand in the Children’s Gummy Vitamin Space
Vitafusion is the #1 Brand in the Adult Gummy Vitamin Space
Category Growing 6% While Avid Has Grown at a 25% CAGR Over
Past 3 Years
Acquisition Strengthens CHD’s Strategically Important Personal
Care Business
Avid LTM June 2012 Net Sales $230 Million; $58M EBITDA
Expect to Realize $15M in Cost Savings in 2014
Synergized Gross Margin is Slightly Dilutive to CHD
2012 Pending Acquisition:
Avid Health, Inc.

11 Avid Health Profile Avid Health is a Fast Growing “VMS” (Vitamin/Mineral/Supplement) Business Driven by a Unique Gummy Form and Superior Taste Profile.

Macro Trends Fueling Growth:
57% of Adults Use a Nutritional
Supplements
Improved Health & Fitness
Desire of All Ages
Aging Population Desire to
Maintain Health and Increase
Life Expectancy
*Source: IRI FDMx 52 Weeks as of March 2012
Adults: $3.3B
5YR CAGR 5%
VMS is a Significant Category With
Consistent Strong Growth Rate
Kids:  $0.2B
5YR CAGR  9%

Category
Size
Gummy % of
Category
KIDS 0.2B 58%
ADULT 3.3B 3%
Gummy is Leading Form of Kids Vitamins
But Only 3% Of Adult Vitamins
Significant Upside Opportunity
for Gummy Form in Adult Vitamins
Which Are 16 Times the Size of
Kids Vitamin Category.

CHILDREN’S VITAMIN CATEGORY
$206MM (FDMx)
CHILDREN’S GUMMY CATEGORY
$120MM (FDMx)
*Source: IRI FDMx 52 Weeks as of March 2012

Disney (NBTY)
16%
Flintstones ,
(Bayer)
25%
Li'l Critters,
27%
P/L
11%
All Other
22%
Disney
(NBTY)
16%
Flintstones,
(Bayer)
23%
Li'l Critters,
45%
P/L
11%
All Other
5%
Avid’s Li’l Critters is the #1
Brand in Kids Vitamins

ADULT GUMMY CATEGORY
$100MM (FDMx)
ADULT VITAMIN CATEGORY
$3,300MM (FDMx)
*Source: IRI FDMx 52 Weeks as of March 2012

Gummy
3%
Liquid
6%
Tablet
91%
One-A-Day
(Bayer),
24%
P/L
10%
Vitafusion,
57%
All Other,
9%
Avid’s Vitafusion is the #1 Adult
Gummy Vitamin

Steady Double Digit Growth in Kids Category
Triple Digit Growth in Adult VMS Category
$2
$18
$41
$85
2008 2009 2010 2011
Vitafusion: Gross Sales
$73
$83
$94
$103
2008 2009 2010 2011
L’il Critters: Gross Sales
Avid’s Strong Sales Growth Fueled by
Gummy Form Entry Into Adult VMS
+10%
+12%
+19%
+105%
+125%
+662%

Vitafusion & L’il Critters Brands Represent  ~80% of Gross Sales
•
Private Label is 13%; Specialty Represent 6%
Strong Penetration in Club & Mass Channels (+70% Of Sales in
Costco, Target, Walmart & Sam’s)
Self Manufacturing of Gummies vs. Competitors Use of Co-packers,
Provides a Superior Tasting Product and Cost Advantage
International Represents Only 4% (Canada) of Current Business

Other Key Facts About Avid:

Primarily #1 or #2 Share Brand
Higher Growth
Higher Than Corporate Margins
Asset Light
Sustainable Competitive Advantage
CHD Acquisition Criteria Avid
Double-digit Growth Rate
Opportunity to Expand
Gross Margins;
Higher EBITDA Margins
Low CAPEX Requirements
#1 Adult & Kids’ Gummy
Best Tasting Gummy
Meets Most Critical CHD Acquisition
Criteria

Fragmented Category Provides an Opening for a Strong, Agile Competitor
Track Record of Building Market Share in New Categories
Field Sales Resources to Expand Distribution Base
Internal Manufacturing Know-how on Batch Systems And Packaging Line
Economies of Scale in Purchasing and Logistics
Understanding of Regulatory Environment

Acquisition Plays to Church &
Dwight Strengths

Avid Acquisition Expected to Dilute CHD’s EPS by
Approximately $.02 in 2012 Due to Transaction Costs,
Acquisition Related Expenses, the Effect of Inventory Step-up
and Intangible Amortization
Avid Acquisition Expected to Add Approximately 4-6% to Core
EPS in 2013
In Addition, Avid Acquisition Will Enable CHD to Increase
Marketing Spending on Core Business and Avid

Core CHD CHD w/ Avid (Q4)
2012
+9-10%
$2.41 - $2.43
+8-9%
$2.39 - $2.41
2013
+9-10%
$2.65 - $2.67
+13-15%
$2.73 - $2.78
Acquisition Impact on CHD EPS
Forecast

Total Shareholder Return is #1 Priority
of CHD Management Team
Core CHD Business
New Avid Health Acquisition
Continued Great TSR Results
2012 YTD
2011 3 Year
5 Year
10 Year
21.3%
34.9%
19.1% 17.6%
18.9%

22 Enjoy the Great Taste Yourself! Sample of Vitafusion Gummy Vitamins in CHD Goody Bag!

Agenda
1. Opening Remarks Jim Craigie
2. New Acquisition
3.  Top 10 TSR Drivers Jim Craigie
4. 2012 First Half Results      Matt Farrell
5.  2012 Outlook Matt Farrell
6.  Q&A Jim Craigie/Matt Farrell
Jim Craigie

24 Top Drivers 1. Recession Resistant Product Portfolio

25 Our Unique Product Portfolio Has Both Value and Premium Products

Source: Nielsen Homescan Panel 52 W/E 6/28/08 vs. W/E 12/24/11

Pre-2008 Recession  vs.  2011
Recessionary Pressures Have Accelerated the Shift
From the Premium and Mid-Tier to Value Brands
Buying Households

All-outlet 52 Weeks Ending 12/24/11 vs. 52 Weeks Ending 12/29/07
% Liquid Detergent $ Share
Priced Tiers 2007 2011
Premium 46.0% 39.9%
Mid-Priced 27.4% 27.1%
Value 23.3% 28.5%
Private Label 3.3% 4.5%
The Value Price Tier is the Only Growth Tier and
Has Now Passed the Mid-Priced Tier to Become
the #2 Price Tier

Source: Nielsen Channel Views, All-Outlet 52 W/E 12/29/07 vs. 52 W/E 12/24/11

CHD Has Gained +7.1 Share Points in Value
Since 2007 – Now 68% Bigger Than #2 Player
CHD +7.1
Share
Pts. in 4
Years
Value : Market Shares
2007
2011

Source: Nielsen Channel Views, All-Outlet W/E 12/29/07 vs. 52 W/E 12/24/11

Church & Dwight is the Only Liquid Detergent
Manufacturer Reporting Significant Share Growth
vs. 2007, Gaining +4.1 Points
2007 2011 Change
P&G 58.1% 52.6% (5.5%)
Sun 16.4% 16.9% +0.5%
CHD 9.1% 13.2% +4.1%
Henkel 9.0% 7.8% (1.2%)
All Other 7.3% 9.5% +2.2%
Dollar Share Liquid Detergent Manufacturers

2011 Liquid Detergent Share
All-Outlet
Source: Nielsen All-Outlet 52wks ending 12/24/11

In 2011, Church & Dwight Liquid Detergents Grew
Dollar Share More Than All Other Manufacturers
(+1.5 pts.)
Dollar Share Change vs. YAG
Procter & Gamble 52.6% -1.7 pts.
Sun Products 16.9% +0.7 pts.
Church & Dwight 13.2% +1.5 pts.
Henkel 7.8% Flat
Private Label 4.5% -0.6 pts.
All Other 5.2% Flat

H1 2012 Liquid Detergent Share
Source: C&D Custom Nielsen Scanning Database – Expanded AOC 26 wks end 6/23/12

In 1H 2012, Church & Dwight Liquid Detergents Grew
Dollar Share More Than All Other Manufacturers
(+1.6 pts.)
Procter & Gamble 56.7% -0.2 pts.
Sun Products 14.9% -0.9 pts.
Church & Dwight 14.5% +1.6 pts.
Henkel 6.7% -0.1 pts.
Private Label 3.3% -0.2 pts.
Dollar Share
Change vs. YAG

Source: C&D Custom Nielsen Scanning Database – Expanded AOC 52 wks end 6/23/12. Based on EQ Washloads 32
CHD is Now Second Only to P&G in
Total Washloads
52 Wks end
June 2009
52 Wks end
June 2012
Share
Point Change
Procter & Gamble 39.1 37.5 -1.6
Church & Dwight 22.3 25.0 +2.7
Sun Products 20.5 19.5 -1.0
Henkel 9.6 9.9 +0.3
Private Label 4.6 4.2 -0.4
All Other 3.9 3.9 N/C
Liquid Laundry Washload Shares
2009 vs. 2012

33 Top Drivers 2. Build Power Brands

A&H brands are in 86% of households in America
#1 Condom Brand
#1 Laundry Additive Brand
#1 Battery Powered Toothbrush Brand
#1 Pregnancy Kit Brand
#1 Depilatory Brand
#1 Oral Care Pain Relief Brand
#1 Extreme Value Laundry Detergent
Arm & Hammer
Trojan
OxiClean
Spinbrush
First Response
Nair
Orajel
XTRA
Our Power Brands Are Market Leaders

35 How ARM & HAMMER Became a $1 Billion Power Brand

Oral Care Baking Goods Pet Care Fabric Care Carpet Care Anti-perspirant/ Deodorant 36 Unique Brand That Spans Both Premium and Value Segments Value Premium

37 Found in More Aisles and Categories Than Any Other Brand

Different Packaging Look Across Categories
Minimal Product Innovation
Little Marketing Support
Net:  Less Than 1%  Organic Growth
However, Prior to 2005, A&H Brand was Hardly
Growing, Very Boring, and Very Dysfunctional

39 THEN First, We Unified Packaging to Build Stronger Brand Presence at Retail NOW

40 Then, We Created a Continuous Stream of Category Leading Innovation

Public Relations
Synchronized
In-Store Campaign
Trusted Solutions that Meet Today’s
Home & Personal Care Needs
Synchronized Print Campaign
Digital Consumer Engagement
Synchronized Packaging
Synchronized TV & Radio
Campaign

Then We Launched Integrated A&H
Marketing Campaign

42 Source: Kanta Media: Top 100 CPG Advertisers Jan. – Sept. 2011 And Doubled the Marketing Spending to be More Than Major Brands Like Tide and Colgate 2011 2007

43 Turnaround Effort Drove Significant Increase in A&H Organic Growth

Retail Growth Comparison A&H vs. Like Categories
Source: AC Nielsen Red Green Report, AOC, CY 2010, CY 2011,  and YTD 2012

2010 2011 2012YTD
7%
8.3%
14%
-0.9%
1.4%
1.7%
A&H Retail Sales Growth Category Growth
Now the A&H Masterbrand Significantly
Outpaces Category Growth (AOC)

45 Passed $1 Billion in Sales Starting in 2010!

46 Acquisition New Branding Crest Spinbrush A&H Spinbrush Simply Saline A&H Simply Saline Leveraging Rejuvenated Brand to Accelerate Growth of Recent Acquisitions

Licensed Products Generated in Excess of $185MM in Retail Sales
Over 400 Licensed Products Prominently Feature the Arm & Hammer Logo Across
10 Additional Store Aisles Including:
Arm & Hammer Vacuum Bags And Filters -
#1 Selling Bags and Filters
Arm & Hammer Diaper Pails –
Fastest Growing Brand in the Diaper Pail Category
Arm & Hammer HVAC Filters –
Available at 6,670 Retail Stores in Launch Year
Arm & Hammer Pet Durables – Only Comprehensive Cat Waste Management Brand
Source:  Licensees Sales Data
Also Leveraging Rejuvenated Brand
Through Licensing Into New Categories

48 Improved Packaging to Build Stronger Brand Presence at Retail Robust Pipeline of Innovative Products Improved Marketing Campaigns Same Brand Building Strategy Applied to All 8 Power Brands

Created New Product Development Team in 2006
New Products Delivered 80+% of 2007 – 2011 Organic Revenue
Growth*
Fewer, Bigger, Better New Product Strategy Going Forward
* Consumer Domestic
Organic Revenue Growth

Robust Pipeline of New Products

50 2012 New Products: Building on Current Platforms & Innovating in New Platforms

Only Scented Detergent Clinically
Tested Safe for Sensitive Skin
Propelled A&H Sensitive Platform
(+27%) to 21% Of A&H LLD
Expansion Into New Convenient Unit
Dose Form With Concentrated Micro
Crystals for Deep Cleaning
2011
2012
New ARM & HAMMER Laundry Detergents

Works Even When You Can't
Scoop – Every Granule is
Coated With Baking Soda for
Long Lasting Freshness
Large-size Offering Builds on
Most Successful Litter Category
Launch in Past 5 Years
2011 2012
New ARM & HAMMER Cat Litters

Proprietary Technology Delivers Best
Music Sound While Brushing
Plays 2 Minutes of Top Rated Music to
Encourage Kids Longer Brushing
Broad Range of Artists And Genre —
Trade-up Within Manual Brush
Launch: July 1, 2012
2012

New ARM & HAMMER Tooth Tunes

New Consumer Unmet Need in
Auto Dish Additive Category
Noticeable Increase in Cloudy Film
And Food Particles On Glasses and
Dishes
Boosts The Cleaning Power of
Today’s Detergents For Crystal
Clear Dishware
2012
New OxiClean Dishwashing Booster

55 Source: Nielsen All Outlet YE 2007, 2008, 2009, 2010, 2011 - *FDMx CHD Power Brands Beat Category Growth 22 Out of 28 Times From 2007 - 2011

56 Top Drivers 3. Ferociously Defend Our Brands

Ferociously Defend Our Brands

Nielsen FDMxWM, Dollar Share of Stain Fighters 58 In 3 ½ Years, CHD Increased OxiClean’s Market Leadership to 38% 2009 2006 27.0% 38.0% Stain Fighters Share

We Did This Through Innovation New Forms,
New Products, and Claims…
2008
Premium Pretreat
Line Extension
“The Best In Stain
Removal”
2009
Increased Liquid
Support
“Cleaner, Whiter,
Brighter””
2009-10
Versatility
Emphasis
“Gets Tough Stains Out
All Around The Home”
2007
Increased Pretreat
Support
“See It Work
Before Your Eyes”

60 Source: First Response Actual Yearly Marketing Spending 100 500 60 Annual Marketing Index …And Increased Marketing Spending 400%

61 In Mid-2009, the #1 Laundry Brand Entered the Category

62 CHD Ferociously Defended OxiClean With Innovative New Products

63 We Also Co-Branded OxiClean With Other Leading CHD Brands to Drive Higher Brand Awareness Branded Launches Co-Branded Launches

64 100 59 41 32 27 16 Fabric Care Reported Media Spending, September 2010 – August 2011. Tide = 100 Index We Increased Ad Spending to Make OxiClean the #2 Most Advertised Brand in Fabric Care

2009 2012 Change
OxiClean 39.9 40.6 +0.7
P&G 10.4 14.1
Reckitt 12.0 10.1 -4.9
SC Johnson 17.8 20.3 +2.5
Market Share

Source:  Market Share Is Nielsen 52-Week 06/29/12 All-outlet
OxiClean Totally Deflected the Attack;
Still #1 – 2x the Closest Competitor
+3.7

Source: Nielsen Channel Views, Total U.S. *Co-Branded : A&H Plus OxiClean includes Detergent and Carpet 66 Total OxiClean Franchise Sales Now Represent ›$500MM for CHD, up 3x in Five Years!

67 4. Driving International Growth Top Drivers

CHD Has Transformed From Almost Totally a U.S. Business to More of a Global Player. INTERNATIONAL - 2% 2001 68 INTERNATIONAL - 19% 2011 CHD 2001 – 2011 Geographic Mix Transformation

69 International Net Revenues in 2011 Were $495 Million With 96% in 6 Countries

2011 vs. 2010 Organic Sales +4% Gross Profit +13% Operating Profit +24% 70 2011 Was a Stellar Year for International

2006 vs. 2011 CAGR Net Sales +7% Gross Profit +7% Operating Profit +12% 71 Capping 5 Stellar Years of Strong Growth

2006 vs. 2011 CAGR Australia +13% Canada +9% Brazil +9% England +6% Mexico +4% France +1% 72 5 Out of 6 Subsidiaries Have Good Long-Term Net Sales Growth Records

H1 2012 vs. H1 2011 Net Sales +5% Gross Profit +1% Operating Profit +12% 73 Continued Growth in 1H of 2012 Despite Weakening Western Europe Economy

International Power Brands
Nielsen 4 Week Ending January 14, 2012
Growth Driven by Both Corporate and
International Power Brands
Leading Cosmetic
Tooth Whitening
Product in
Europe/Australia
#2 Topical
Analgestic
in Canada
Sea Water Based
Nasal Hygiene Spray
Sold in 84 Countries
#1 Nausea Relief
in Canada

1.
Expanding Corporate Power Brands
•
Canada: A&H Laundry Detergent, Cat Litter & Toothtunes
•
Mexico: A&H Laundry Detergent
•
UK: A&H Toothpaste & Toothtunes
•
Australia: A&H Toothpaste, Baking Soda & Spinbrush
•
France: A&H Spinbrush
2.
Building Scale Through Acquisitions
•
UK Batiste Dry Shampoo
3.
Leveraging “One Company” Strengths Across All Functions
Key Drivers of Continued Strong
International Growth

76 5. Expanding Gross Margin 5. Expanding Gross Margin Top Drivers

30.0% 29.1% 36.7% 39.1% 40.5% 44.7% 44.8% 77 44.2% 2001 2003 2005 2007 2008 2009 2010 2011 CHD 2001 – 2011 Gross Margin Expanded 1,510 bps

78 While CHD Gross Margin Has Not Increased in Past 2 Years, CHD Has Delivered Greater Gross Margin Growth Over Past 3 Years Than Key Competitors Gross Margin 2008 2011 Change

Good to Great Cost
Optimization Program
Supply Chain Restructuring
Acquisition Synergies
Price/Mix
Reformulation
Reduce Packaging
Laundry Compaction
Hedges
New Laundry Plants
Acquire Higher Margin Brands
Implement Cost Synergies
Launch Higher Margin
New Products
Actions
Examples
Key Gross Margin Growth Drivers

100 bps Gross Margin Contraction In 1H Of 2012 Driven by
Unfavorable Mix and New  California Plant Start-up Cost
2H 2012 Gross Margin Improvement Driven by Six Completed
Initiatives:
1.
Lower Logistics Costs From New California Plant
2.
In-house Production of Unit Dose Laundry Detergent
3.
Launching Higher Margins Accretive New Products
4.
Lower Trade Spending
5.
Price Increases on a Few Key Brands (Cat Litter)
6.
Benefit of Commodity Hedging Program
Forecasting 25+ bps of Gross Margin
Expansion in 2012

81 Victorville, California New Laundry & Cat Litter Plant Started Up in Q2 2012

82 Top Drivers 6. Superior Overhead Management

83 Revenues Have Increased 59% Since 2004, Headcount Has Declined 8% 2004 2011 Revenue $1.7B $2.7B 59% # Employees 3,800 3,500 -8% EPS $0.68 $2.21 +225%

84 Numbers Taken From Last Annual Report For Each Company. 84 Resulting in Highest Revenue Per Employee of Any Major CPG Company

85 Management Team “Walks the Walk” on Tight Overhead Controls

86 My Airfare to Boston Cost $49!

87 Top Drivers 7. Expert Management Team

The Average Tenure of Our 7 Strategic
Business Unit Leaders (SBUs) in The
Current Role is 5 Years.
The Average Experience of Our SBU
Leaders in the CPG Industry is 23 Years.
We Believe in Leadership Expertise and Longevity
Versus Cross-Functional Experiences and
Management Turnover

8 Power Brands Exceeded Category Growth
Rate 30 Out of 40 Times in Last 5 Years
Able to Reduce Headcount
Outstanding Execution Across All Functions
Able to Absorb Acquisitions With Minimal
Additional Headcount
Source:  Nielsen All-Outlet 2007-2011
“Management Expertise” Pays Off

90 Top Drivers 8. Proven Track Record on Acquisitions

Primarily #1 or #2 Share Brands
Higher Growth, Higher Margin Brands
Asset Light
Leverage CHD Capital Base in Manufacturing,
Logistics and Purchasing
Deliver Sustainable Competitive Advantage
We Have Strict Acquisition Guidelines
to Ensure Accretive Acquisitions

SPINBRUSH
UNILEVER
ORAL CARE
SIMPLY
SALINE
USA
DETERGENTS

FELINE
PINE
$691
$960
$1,047
$1,057
$1,462
$1,737
$1,946
$2,221
$2,404
$2,521
$2,589
AVID
BATISTE
$2,749
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012
Proven Track Record on Acquisitions
Has Been a Key Driver of CHD Growth
CHURCH & DWIGHT REVENUE DEVELOPMENT – PAST 12 YEARS
CARTER-
WALLACE
ARMKEL
JV (50%)
ORANGE
GLO
ORAJEL

YEAR
ACQUIRED
Arm & Hammer $1 Billion Brand ---
Trojan #1 Condom Brand 2001
XTRA #1 Extremely Value Laundry Detergent 2001
First Response #1 Pregnancy Kit Brand 2001
Nair #1 Depilatory Brand 2001
Spinbrush #1 Battery Powered Toothbrush Brand 2005
OxiClean #1 Laundry Additive Brand 2006
Orajel #1 Oral Care Pain Relief Brand 2008

7 of 8 Power Brands Acquired Since 2000

Simply Saline Feline Pine Batiste
Year 2010 2010 2011
Sales $20M $20M $20M
GM% Accretive Yes Yes Yes
Category Nasal Hygiene Cat Litter Hair Care
Market Position #1 #1 #1
Asset Light Yes Yes Yes

Recent Bolt-on Acquisitions –
2010/2011

95 2 New Power Brands We Plan to Build Lil’ Critters and Vitafusion Into 2 More Power Brands In CHD’s Portfolio

Nielsen FDMx 52 Week Dollar Share for 2005 and Later
IRI FDMx Prior to 2005
Nair: Depilatories, Wax and Bleach
$ Share
Brand Position
in Category
Pre-acquisition 2011 Pre-acquisition 2011
Trojan 68.9 75.3 #1 #1
First Response 12.0 29.6 #3 #1
Nair 22.8 27.3 #2 #2
Spinbrush 30.1 44.5 #2 #1
OxiClean 26.1 36.6 #1 #1
Orajel Toothache 60.9 56.6 #1 #1
We Integrate Acquisitions Quickly
and Build Them Into Power Brands

97 Top 10 TSR Drivers 9. “Best in Class” Free Cash Flow Conversion

160.0% NI 105.9% NI
124.0% NI
118.3% NI
143.9% NI 131.0% NI
136.2% NI
*  Excludes York Plant and Abbott Settlement
112.4% NI
2001 2003 2005 2007 2008 2009 2010 2011
2001 – 2011 Cash Flow Has Increased
381% to $361MM
$MM
$361MM $361MM $375MM
$339MM
$289MM
$200MM
$152MM
$86MM
$75MM

Source: UBS 5 Year Average 2007 - 2011 “Best in Class” FCF Conversion 99

100 Top 10 TSR Drivers 10. TSR Junkies

Net Revenues Have More Than Tripled to $2.7 Billion.
Gross Margins Have Increased 1,510 bps to 44.2% NR.
Marketing Spending Has Increased 510 bps to 12.9% NR.
SG&A Has Decreased 194 bps to 13.1% NR.
Operating Income Has Increased 840 bps to 18% NR.
EPS Has Increased 380% From $0.46 to $2.21.
Cash Flow Has Increased 480% to $361MM, 116% of Net Income.
Market Cap Has Grown From Less Than $2 Billion to $7.7 Billion.

Decade of Growth Has Transformed CHD

102 And Delivered Outstanding Returns to Our Shareholders 10 YEAR TSR CAGR 18.9%

Driven by One Great Team of TSR Junkies

1.
Bonuses Tied 100% to Business Results:
–
25% Net Revenue
–
25% Gross Margin Expansion
–
25% Adjusted EPS
–
25% Free Cash Flow
2.
Equity Compensation is 100% Stock Options
3.
Required to be Heavily Invested in Company Stock
CHD Management Team is 100%
in the Game

1.
Recession Resistant Product Portfolio
2.
Build Power Brands
3.
Ferociously Defend Our Brands
4.
Driving International Growth
5.
Expanding Gross Margin
6.
Superior Overhead Management
7.
Expert management Team
8.
Proven Track Record on Acquisitions
9.
“Best in Class” Free Cash Flow Conversion
10.
TSR Junkies
Top 10 TSR Drivers Summary

Agenda
1.    Opening Remarks Jim Craigie
2.    New Acquisition Jim Craigie
3.    Top 10 TSR Drivers Jim Craigie
4.    2012 First Half Results Matt Farrell
5.    2012 Outlook Matt Farrell
6.    Q&A Jim Craigie/Matt Farrell

2011 2012
Net Sales $1,317.2 $1387.0 3.2%
Organic Growth 2.3% 6.0%
Gross Margin 44.7% 43.7% -100 bps
Mktg. % of Sales 11.9% 11.3% -60 bps
SG&A as % of Sales 13.9% 13.3% -60 bps
Operating Margin 18.9% 19.1% +20 bps
Effective Tax Rate 33.7% 34.3%
EPS $1.14 $1.22 +6.7%
FCF $148.1 $149.2 +1%

($ in millions)
First Half 2012 Highlights

108 Organic Sales Growth

109 First Half Volume Up 8.4%, Price/Mix Drag of 2.4% Volume Price/Mix Total Consumer Domestic 11.0% -3.5% 7.5% Consumer International 2.8% -0.9% 1.9% SPD -1.0% 3.1% 2.1% Total Company 8.4% -2.4% 6.0%

$339
$289
$200
FCF
Conversion:
118%
143% 136% 131%
$361
$148
$149*
112%
89%
2007        2008           2009         2010          2011     1H 2011    1H 2012
$375
85%
*Includes $20MM of Capital for Victorville Plant in 2012
Strong Free Cash Flow
(ex. New Plant and Abbott Settlement in 2009)
(ex. Pension Settlement in 2010)
Conversion % =
Free Cash / Net  Income
FCF = Operating Cash - Capex

111 Billion Dollars From Free Cash Flow Over the Next Three Years

112 1. TSR-Accretive M&A 2. New Product Development 3. Capex for Organic Growth & G2G 4. Return of Cash to Shareholders 5. Debt Reduction Prioritized Uses of Free Cash Flow

Dividend Increases Reflect Our Commitment to Our Shareholders 113

114 Total Debt / Bank EBITDA Target Leverage Range of 2-3x *2012 Q2 End, Excludes Acquisition ** 2012 LE With Avid Acquisition Strong Balance Sheet

$ MM
Dec 31,
2009
Dec 31,
2010
Dec 31,
2011
July 1,
2012
Cash $447 $189 $251 $184
Credit Lines 180 521 500 470
“Dry Powder” $627 $720 $751 $654
Credit Rating BB+ BBB- BBB BBB

Positive Outlook
Significant Financial Capacity

2.    New Acquisition Jim Craigie
3.    Top 10 TSR Drivers Jim Craigie
4.    2012 First Half Results Matt Farrell
5.    2012 Outlook Matt Farrell
6.    Q&A Jim Craigie/Matt Farrell
Agenda
1.    Opening Remarks Jim Craigie

117 +16% +22% +12% + 9-10% *Represents Outlook as of August 7, 2012, Excludes Avid Health Acquisition +14% 2008 2009 2010 2011 2012 $1.43 $1.74 $1.98 $2.21 $2.41 - $2.43* 2012 Adjusted EPS Growth +10%

2012
August 7 Guidance
Organic Sales +3-4% (Upper End)
Gross Margin +25-50 bps (Lower End)
Marketing ~ 13% of Sales
Adjusted EPS $2.41 - $2.43 (+9-10%)
(Excluding Avid Acquisition)
*Represents Outlook as of August 7, 2012, Excludes Avid Health Acquisition
2012 August 7 Guidance Recap

119 Headed for “10 for 20” Club: Still Time to Get on Board Only MAJOR CPG Company With 11 Straight Years of 10%+ EPS Growth Goal of 20 Straight Years of 10% EPS Growth

1.    Opening Remarks Jim Craigie
2.    New Acquisition Jim Craigie
3.    Top 10 TSR Drivers Jim Craigie
4.    2012 First Half Results Matt Farrell
5.    2012 Outlook Matt Farrell
6.    Q&A Jim Craigie/Matt Farrell
Agenda

121 THANK YOU